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EXHIBIT 3.1 (i)

CERTIFICATE OF INCORPORATION
of
AMERICAN TELEPATH, INC.

        The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, Under the provisions and subject to the laws of the State of Delaware, particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto (hereinafter the "General Corporation Law of Delaware,,), hereby certifies that.—

        FIRST: American Telepath, Inc. is the name of the Corporation.

        SECOND The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1201 North orange Street, Suite 4762, Willmington, DE 19801, and the State of Delaware, and the name of the registered agent of the Corporation in the State of Delaware at said address is Alco Corporate Services, Inc.

        THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 200, no par value, all of which are the same class and all of which are designated as common stock.

        FIFTH: The name of the incorporator is Tag Kim, and the mailing address of the incorporator is c/o Corporate Clearance Corp, 450 7th Avenue, 34th Floor, New York, NY10123-

        SIXTH: The corporation in to have perpetual existence.

        SEVENTH; Whenever a compromise or arrangement is proposed between the Corporation and it's creditors or any class of them and/or between the Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provision$ of Section 291 of Title a of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 to the Delaware Code, may order a meeting of the creditors or clas8 of creditors, or of the stockholders or class of stockholders of the Corporation. as the case may be, to be summoned in such manner as the said court directs, If a majority in number representing three-fourths in value of the creditors of class of creditors, or of the stockholders or class of stockholders of the Corporation, an the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization, if sanctioned by the court to which the said application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also an the Corporation.

        EIGHTH; in furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to make, alter and repeal the by laws, and to adopt any now bylaws, of the Corporation.

        NINTH: The Corporation shall, co the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action 1n his official capacity and an to action in another capacity while holding ouch office. The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

        TENTH: From time to time any of the provisions of the Certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws. All rights at any time conferred upon the stockholders of the Corporation by the Certificate of incorporation are granted subject to the provisions of this Article TENTH.

Signed on January 15, 1999

/s/ TAG KIM Tag Kim

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  EXHIBIT 3.1 (i)
CERTIFICATE OF INCORPORATION of AMERICAN TELEPATH, INC.